PBF Energy and PBF Logistics Close Previously Announced IDR Simplification

PARSIPPANY, NJ - February 28, 2019 - PBF Energy Inc. (NYSE:PBF) (“PBF Energy”) and PBF Logistics LP (NYSE:PBFX) (“PBF Logistics”) today closed the IDR Simplification transaction previously announced on February 14, 2019. As a result, PBF Energy holds approximately 30 million PBF Logistics common units, representing 54% of the outstanding common units, with a market value of approximately $655 million based on today's closing price of $21.84.

About PBF Energy Inc.
PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in California, Delaware, Louisiana, New Jersey and Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also currently indirectly owns the general partner and approximately 54% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).

About PBF Logistics LP
PBF Logistics LP, headquartered in Parsippany, New Jersey, is a fee-based, growth-oriented master limited partnership formed by PBF Energy to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets.

###

Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994